Exhibit 21.1

Macy’s, Inc.

Subsidiary List as of November 30, 2015

Corporate Name	State of Incorporation/Formation	Trade Name(s)
Advertex Communications, Inc.	New York	Macy’s Marketing
Bloomingdales.com, LLC	Ohio
Bloomingdale’s, Inc.	Ohio
Bloomingdale’s The Outlet Store, Inc.	Ohio	Bloomingdale’s Outlet
Bluemercury, Inc.	Delaware
FDS Bank	N/A
FDS Thrift Holding Co., Inc. Macy’s Backstage, Inc. Macy’s China Limited (65% owned)	Ohio Ohio Hong Kong
Macy’s Corporate Services, Inc.	Ohio
Macy’s Credit and Customer Services, Inc.	Ohio
Macy’s Credit Operations, Inc.	Ohio
Macy’s Florida Stores, LLC	Ohio	Macy’s
Macy’s Gift Card, LLC	Ohio
Macy’s Merchandising Corporation	New York
Macy’s Merchandising Group (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International, LLC	Delaware
Macy’s Merchandising Group Procurement, LLC	Delaware
Macy’s Merchandising Group, Inc.	New York
Macy’s Puerto Rico, Inc.	Puerto Rico
Macy’s Retail Holdings, Inc.	New York	Macy’s
Macy’s Systems and Technology, Inc.	Ohio
Macy’s West Stores, Inc.	Ohio	Macy’s
Macys.com, LLC	Ohio
West 34th Street Insurance Company	Vermont
West 34th Street Insurance Company New York	New York